SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2009

ATLANTIC CITY ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-3559	21-0398280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Street, PO Box 231, Wilmington, DE 19899
(Address of Principal Executive Offices)(Zip Code)

(302) 429-3018
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Atlantic City Electric Company
Form 8-K
Item 8.01                      Other Events.

On June 24, 2009, Atlantic City Electric Company (the “Company”) completed the remarketing of:

•	$18.2 million in aggregate principal amount of Pollution Control Revenue Refunding Bonds (Atlantic City Electric Company Project), 1997 Series A due April 15, 2014 (the “Series A Bonds”), and

•
$4.4 million in aggregate principal amount of Pollution Control Revenue Refunding Bonds (Atlantic City Electric Company Project), 1997 Series B due July 15, 2017 (the “Series B Bonds,” together with the Series A Bonds, the “Bonds”).

The Bonds were issued and sold for the benefit of the Company by The Pollution Control Financing Authority of Salem County, New Jersey (the “Authority”) on July 30, 1997, pursuant to separate Trust Indentures, each dated as of July 1, 1997, between the Authority and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee (the “Bond Trustee”) (the “Original Indentures”).  In connection with the remarketing, each Original Indenture was amended and restated in full (as so amended and restated, each, an “Indenture”).  The Authority loaned the proceeds of the respective Bond issuances to the Company pursuant to separate Loan Agreements, dated as of July 1, 1997 (as amended in connection with the remarketing, each, a “Loan Agreement”), between the Authority and the Company, and the Company used the proceeds to refund bonds previously issued by the Company to refinance a portion of the costs of certain pollution control and solid waste disposal facilities.

In 2008 and 2009, all of the Bonds of each series were tendered to the Bond Trustee by the holders in accordance with the terms of the Original Indentures, whereupon the Bonds were purchased and have been held by The Bank of New York Mellon pursuant to Standby Bond Purchase Agreements, each dated as of July 30, 1997.

The remarketed Series A Bonds and Series B Bonds bear interest at weekly rates, initially 0.30% and 0.35%, respectively, per annum.  Thereafter, the weekly rate is determined by Morgan Stanley and Co. Incorporated, as remarketing agent (the “Remarketing Agent”).  Under the terms of the Indentures, the Company, in its discretion, may elect to change the interest rate mode for either series of Bonds to a daily rate, a weekly rate, a commercial paper rate, a semi-annual rate, an annual rate or a term rate.  While the Bonds accrue interest at the weekly rate, the interest is payable on the first business day of each calendar month, commencing July 1, 2009.  The Bonds are further subject to optional and extraordinary redemption prior to maturity, and to optional and mandatory tender for purchase, in each case upon the occurrence of certain events, at a redemption price equal to 100% of the principal amount, plus accrued interest, if any, to the redemption or purchase date, as the case may be.  The Bonds also are subject to  special mandatory redemption (i) upon a determination that interest on the Bonds would be included in the gross income of the holder for federal tax purposes or (ii) as a result of the failure of the Company to observe or perform any covenant, condition or agreement under the Loan Agreement or the inaccuracy of any representation set forth in the Loan Agreement or the use of proceeds certificate delivered by the Company in connection with the remarketing of the Bonds.  Any such special mandatory redemption also would be at a redemption price equal to 100% of the principal amount, plus accrued interest, if any, to the redemption date.

In connection with the remarketing of the Bonds, the financial guaranty insurance policies issued by MBIA Insurance Corporation as credit support for the respective series of Bonds were cancelled and replaced with direct-pay letters of credit (each, a “Letter of Credit”) issued by The Bank of New York Mellon.  The Letters of Credit, which have been issued under a Letter of Credit and Reimbursement Agreement, dated as of June 24, 2009, between the Company and The Bank of New York Mellon, entitle

Atlantic City Electric Company
Form 8-K

the Bond Trustee to draw amounts to pay principal and up to 36 days’ interest on, and the purchase price of, such Bonds.  The Letters of Credit only are available to be drawn upon with respect to Bonds bearing interest at a daily, weekly or commercial paper rate with a rate period of 30 days or less.  The Letters of Credit will expire on June 23, 2010, unless terminated or extended.  The expiration, cancellation, or termination of the Letters of Credit prior to the maturity of the Bonds will subject the Bonds to a mandatory purchase under the Indenture.

Each series of Bonds was remarketed by the Company pursuant to a separate Reoffering Agreement, dated as of June 23, 2009 entered into with the Remarketing Agent (each, a “Reoffering Agreement”).  The Remarketing Agent or its affiliates have provided investment or commercial banking services to the Company and its affiliates, including as an underwriter of their securities, in the past and are likely to do so in the future.  They receive customary fees and commissions for these services.

        The Reoffering Agreements are filed herewith as Exhibits 1.1 and 1.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

	Exhibit No.	Description of Exhibit

	1.1	Reoffering Agreement, dated as of June 23, 2009, between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent

	1.2	Reoffering Agreement, dated as of June 23, 2009, between the Company and Morgan Stanley & Co. Incorporated, as remarketing agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC CITY ELECTRIC COMPANY

By:	/s/ A. J. KAMERICK
Name: Anthony J. Kamerick Title: Chief Financial Officer
Date: June 26, 2009